Exhibit 5.2

                          Willkie Farr & Gallagher LLP
                               787 Seventh Avenue
                             New York, NY 10019-6099


September 16, 2008

Teva Pharmaceutical Industries Limited
5 Basel Street
Petach Tikvah  49131
Israel

Ladies and Gentlemen:

We have acted as special U.S. counsel for Teva Pharmaceutical Industries Limited, an Israeli corporation (the "Company"), in connection with the Teva Pharmaceutical Industries Limited 2008 Employee Stock Purchase Plan for U.S. Employees (the "Plan"). The Company is filing a registration statement on Form S-8 (the "Registration Statement") with the United States Securities and Exchange Commission to register the offering and sale of 3,500,000 ordinary shares, par value NIS 0.1 per share, of the Company (the "Shares"), to be issued under the Plan. The Shares may be represented by the Company's American Depository Shares ("ADSs") under the Amended and Restated Deposit Agreement, as amended, dated as of January 11, 2008 (the "Deposit Agreement"), among the Company, The Bank of New York, as depositary (the "Depositary"), and the holders from time to time of the Company's ADSs. The Shares being registered are issuable in accordance with the terms of the Plan to certain employees of the Company or its affiliates (the "Employees") in connection with the purchase of ADSs pursuant to the Plan.

We have reviewed the Deposit Agreement evidencing ADSs and have considered such aspects of New York law as we have deemed relevant for purposes of the opinion set forth below. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to authentic originals of all documents submitted to us as copies.

Subject to the qualifications set forth below, and based upon, and subject to, the foregoing, we are of the opinion that:

1. The Deposit Agreement, assuming due authorization, execution and delivery by the Depositary and the Company, constitutes a legal, valid, binding and enforceable agreement of the Company, subject to applicable bankruptcy, insolvency and similar laws affecting creditors' rights generally, and subject as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

2. The ADSs, when sold or delivered to the Employees in accordance with the Plan, will entitle the holders of such ADSs to the rights specified in the Deposit Agreement.


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Teva Pharmaceutical Industries Limited
September 16, 2008
Page 2

We are members of the bar of the State of New York and do not express any opinion as to the laws of any other jurisdiction.

This opinion is being rendered solely in connection with the registration of the offering and sale of the Shares, as represented by ADSs, pursuant to the registration requirements of the Securities Act of 1933, as amended (the "Securities Act"). We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. By giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations issued or promulgated thereunder.

Very truly yours,

/S/ WILLKIE FARR & GALLAGHER LLP